SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 16, 2007

GLOBAL EPOINT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-15775	33-0423037
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

339 South Cheryl Lane, City of Industry, California 91789
(Address of principal executive offices)

(909) 869-1688

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 2.02	Results of Operations and Financial Condition

Item 7.01	Regulation FD Disclosure

Item 8.01	Other Events

On May 16, 2007, Global ePoint, Inc. (“Company”) “filed with the SEC a Notification of Late Filing on Form 12b-25 for purposes of reporting that the Company will file its Quarterly Report on Form 10-QSB for the quarter ended March 31, 2007 in accordance with the five day extension of time to file allowed under Rule 12b-25 under the Securities Exchange Act of 1934.

In the Notification of Late Filing the Company reported that the late filing is due to delays in completing the testing and analysis procedures prerequisite to the completion of its quarterly financial statements. The Company stated in the Notification of Late Filing that it expects to report revenue for the three month period ended March 31, 2007 in the amount of $1,262,000 compared to revenue of $7,319,000 for the three months ended March 31, 2006. The Company’s revenues decreased primarily due to the decline in revenues from the Company’s contract manufacturing operations. Net sales for the Contract Manufacturing division for the three months ended March 31, 2007 decreased to $0.7 million from $5.4 million in the three months ended March 31, 2006. The Company has discontinued production of the lower margin basic level consumer PCs which was subcontracted to the Company by the related parties resulting in a $3.1 million decrease in sales in the three months ended March 31, 2007 from the three months ended March 31, 2006. Sales of industrial computer products decreased to $0.7 million in the three months ended March 31, 2007 compared to $1.9 million in the three months ended March 31, 2006. The decline in industrial computer sales is primarily due to the decline in sales from two of our major customers. Additionally, revenues from the Company’s aviation division for the three months ended March 31, 2007 totaled $0.4 million compared to $1.7 million for the three months ended March 31, 2006. The decrease in sales is the result of a decrease in aircraft maintenance services of $0.8 million, and $0.4 million decrease in sales of other modification equipment and services. The maintenance services and modifications operation was discontinued the end of 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL EPOINT, INC.

May 17, 2007	/s/ Toresa Lou
Toresa Lou,
Chief Executive Officer